[GRAPHIC OMITTED]                                                  Press Release
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                                       Contact:    Denise DesChenes/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                  (212) 687-8080/(312) 895-4700



              FOAMEX INTERNATIONAL CLOSES $320 MILLION REFINANCING

                Improves Debt Maturities and Increases Liquidity

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LINWOOD,  PA, August 18, 2003 - Foamex  International  Inc. (NASDAQ:  FMXI), the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced that Foamex L.P. has closed a comprehensive refinancing of its bank debt. The refinancing includes a new $240 million asset-based credit facility and an $80 million secured term loan. The new facilities will be used to replace Foamex L.P.'s existing $262 million credit facility and provide increased availability to fund operations. The refinancing extends approximately $190 million of debt payments, which would have been due at various times between 2004 and 2006, into 2007. In addition, the new loans will result in increased financial flexibility and liquidity for the Company. Foamex noted that the closing of the refinancing was delayed until today due to the power outage in the North East.

The new credit facility matures in April 2007, and includes a $190 million revolver commitment and $50 million term loan. The new facility was primarily arranged and syndicated by Bank of America, N.A. Silver Point Finance, LLC provided the separate $80 million secured term loan, which also matures in April 2007.

"This refinancing significantly strengthens our financial position. It provides a major reduction in debt maturities over the next three years and gives us substantially increased financial flexibility and liquidity," said Thomas Chorman, President and Chief Executive Officer of Foamex. "We are pleased to have the support and confidence of the financial institutions that are providing these facilities."

As a result of the refinancing, the Company will recognize a non-cash charge of approximately $13 million in the 2003 third quarter for the write-off of debt issuance cost associated with the replaced bank facilities.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries as well as filtration and acoustical applications for the home. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, the Company's ability to realize anticipated cost savings, introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including various financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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